EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American Claims Evaluation, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-39071) on Form S-8 of American Claims Evaluation, Inc. of our report dated May 3, 2002 on the consolidated balance sheets of American Claims Evaluation, Inc. and subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years then ended, which report appears in the March 31, 2002 annual report on Form 10-KSB of American Claims Evaluation, Inc.


                                                       /s/ KPMG LLP


Melville, New York
June 24, 2002